UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2018

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around September 7, 2018.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•                 liability for any losses that result from an actual or claimed breach of our fiduciary duties;

•                 failing to maintain and protect our brand, independence, and reputation;

•                 failing to differentiate our products and continuously create innovative, proprietary research tools;

•                 failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•                 trends in the asset management industry, including the increasing popularity of passively managed investment vehicles;

•                 inadequacy in our business continuity program in the event of a material emergency or adverse political or regulatory developments;

•                 liability related to the storage of personal information related to individuals as well as portfolio and account-level information;

•                 compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations;

•                 an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology infrastructure to the public cloud;

•                 downturns in the financial sector, global financial markets, and global economy;

•                 the effect of market volatility on revenue from asset-based fees;

•                 the failure of acquisitions and other investments to produce the results we anticipate;

•                 the failure to recruit, develop, and retain qualified employees;

•                 challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;

•                 liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; and

•                 the failure to protect our intellectual property rights or claim of intellectual property infringement against us.

Investor Questions and Answers: August 10, 2018

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and make written responses available on a regular basis. The following answers respond to selected questions received through August 10, 2018.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

Accounting / Intangible Assets

1.             Over what period do you amortize your internally generated software development costs? What’s the logic behind choosing this period? Same two questions for acquired intangibles?

We amortize internally developed software over a 3-year period, although we may occasionally use 5 or 7 years. We set the time period based on assumptions regarding the expected useful life of the application or any enhancements to the application. Given the rate of change in technology, we tend to apply the more conservative shorter life. The instances in which we use 5 or 7 years are for platforms or systems for which we believe the rate of change to be decidedly slower.

We believe that, in general, the window of useful lives is greater for acquired intangible assets due to the nature of the assets involved. These are evaluated on a case by case basis for every deal. For acquired software, we tend to use the same rationale as for internally developed software, but sometimes assign a shorter life if the technology is mature and we believe there will be a future need for upgrades. We tend to assign 7 to 9 years for data because we can use it for long periods of time in applications such as trend analysis or other forms of high-value analytics. Customer relationships tend to be in the 10 to 20-year range. This generally is based upon an analysis of the acquired company’s contracts and customer retention rates. A company with renewal rates of 95%+ will often support a 15 to 20-year life, while the companies with less than 95% will be generally be between 10 to 15 years.

A Company We Admire

2.             What other public companies do you respect in the industry and why?

We respect and even partner with many public companies in our industry, but we tend to focus and model certain of our behaviors in a similar manner to Berkshire Hathaway. Although Berkshire’s exposure to the financial services industry is different than ours, we admire Berkshire Hathaway for many reasons and share many of the same values when it comes to our own approach to running a publicly-traded company. One of Warren Buffett’s most astute observations is that “if a business does well, the stock eventually follows,” and our management team takes that to heart when making both the day-to-day and longer-term decisions that are necessary to drive profitable growth. Buffett’s favorite holding period is famously “forever” and likewise we favor a longer-term view when it comes to investing in our business. We’d rather spend time designing and executing the strategies that support sustainable shareholder value creation than conducting quarterly earnings calls or participating in non-deal roadshows.

We also welcome the chance to interact with our shareholders and other stakeholders once a year at our Annual Meeting, which hasn’t yet attracted quite the level of publicity that Berkshire’s does, but still offers a great opportunity to understand our company and ask questions of us in person. We’re also fans of Berkshire’s annual letter and strive to use this method of communication to convey our current thinking about the industry at large in addition to our internal initiatives and goals. That said, you don’t have to wait for the one chance every year to hear from us in person. We welcome written questions any time and strive to answer them once a month via 8-K, so that any interested party can benefit from our answers.

Capital Allocation

3.             Given the new $500M share repurchase announced earlier this year, how has Morningstar approached the timing with $11M repurchased through June 30, 2018?

We try to take a balanced approach to capital allocation, which includes investing in our business and strategies, pursuing select M&A opportunities, returning cash to shareholders, and debt repayment. The decision to repurchase stock is driven by many factors, including debt levels, cash flows, and valuation. We repurchased fewer shares through June 30, 2018 than in the prior year period partially because we’ve identified ample opportunity across the enterprise to fund our growth initiatives. In addition, we continue to focus on balancing share repurchases with debt repayment. Since the beginning of the year, we have reduced our outstanding debt balance by $55 million and remain focused on maintaining a strong balance sheet and financial flexibility.

Cloud Transition

4.             What income statement impacts have there been from your transition of legacy Direct products to Direct Cloud, either from a revenue or expense standpoint?

Over the past several years, we’ve been rebuilding key products, including Morningstar Direct, into web-based platforms, retooling existing capabilities, and developing new solutions to support our customer needs. By developing the Morningstar Cloud platform, we will be able to deliver upgrades and innovations instantly, without any downtime to our clients. We recently launched web-based editions of Morningstar Office and Direct for Wealth Management, so we will start to see revenue contribution from these new editions this year as we bring on new customers and migrate existing users from our legacy platforms. Income statement impacts of the transition to our new Morningstar Cloud platform include expenses incurred to develop, support, and sell the new web-based editions of our products. These expenses are ongoing, and activity is tied directly to development and migration timetables.

Economic Moat

5.             You mention brand strength as a key contributor to your economic moat. Do you have any stats around the brand strength? It would be great if you had this stat over time as well.

We conducted a study in 2016 that measured brand health metrics and brand equity, including awareness, perceptions, consideration, and other key performance indicators amongst both consumers of our products generally and financial professionals. With consumers, we found that Morningstar leads our direct competitors in aided brand awareness. We received high marks on key brand health metrics, such as brand familiarity and active brand recommendation. In measuring brand personality, we were pleased that consumers primarily view Morningstar as trustworthy, responsible, helpful, smart, and authentic.

We also validated that our brand tends to resonate far more strongly with financial professionals than consumers. With financial professionals, Morningstar’s brand enjoyed the greatest top-of-mind unaided awareness among investment research and investment management companies. Like consumers, financial professionals described our brand personality as trustworthy, helpful, and objective.

We’ve always believed that trustworthiness, helpfulness, and objectivity are the building blocks of our brand strength, culminating in long-lasting relationships with the clients we serve. As such, we’re pleased to see these characteristics identified as the main drivers of our brand equity.

Employee Count

6.             Does Morningstar anticipate growing the employee count to support growth at the same rate (+7% year-over-year) or at a slower rate into the second half of 2018 and into 2019?

Occasionally, there is a timing mismatch between our need for talent and the time it takes to attract, hire, and onboard that talent. At the end of the second quarter, our net headcount increased approximately 2% from the end of 2018. Over that six-month period, we primarily have added employees to enable growth at PitchBook and have expanded our teams in Mumbai to support other infrastructure and development activities. We were a bit slower than anticipated in filling certain open positions year-to-date and anticipate that hiring will pick up through the back half of the year.  We expect such headcount growth will be both in the areas mentioned and to further support growth opportunities in key investment areas.

M&A Priorities

7.             Should investors anticipate an increased level of capital investment or M&A over the next 1-2 years as a meaningful use of capital?  It has now been approximately 2 years since Morningstar announced its last scale acquisition (PitchBook). As Morningstar thinks about its six key investment areas, in which areas would Morningstar consider making acquisitions?  Which areas have the greatest need for organic, and potentially inorganic, investment to achieve long-term targets ($100M+ of revenue in each)?

We generally favor deploying our excess capital toward internal investments over M&A, but we closely monitor acquisition opportunities and will consider those that meet the right criteria. Attractive acquisition candidates often possess a capability that would be difficult, costly, or too time-consuming for us to build ourselves; they must be a good strategic fit with our mission of creating great products that help investors reach their financial goals; and they must be a good cultural fit. Our acquisition of PitchBook, which was the largest in our company’s history, fulfilled all three criteria. We’re also cognizant of valuation and evaluate the returns of any potential acquisition relative to expected returns for other uses of capital. In the current environment, we often find valuation expectations for sellers are at levels that are difficult for us to generate strong returns. We’d categorize ourselves as opportunistic as opposed to reliant on acquisitive growth, as we believe that our key investment areas have ample opportunity to drive growth organically.

Morningstar Funds Trust

8.             In mid-July 2018, you announced the registration of Morningstar Mutual Funds. Can you discuss the strategy behind this announcement? How has client feedback been? How will you balance your historical role as an independent and objective research provider with actually manufacturing competing products?

On July 11, 2018, the SEC declared effective the registration statement of Morningstar Funds Trust for a series of nine open-end mutual funds. These Morningstar Funds will be offered exclusively to fee-based advisors that use Morningstar Managed Portfolios and will not be available for direct investment by retail investors. Please reference our July 12 press release for more information.

In our view, the most important rationale for pursuing this strategy is our expectation that it will improve investor outcomes in two ways. First, replacing third-party, actively-managed mutual funds removes a layer of costs embedded in the fee structure of Morningstar Managed Portfolios. In some cases, the funds will still be sub-advised by the same managers we use in our multi-asset strategies; however, this structure allows us to offer Morningstar Managed Portfolios to clients at more attractive price points. Secondly, we believe that this structure makes it easier for Morningstar’s Investment Management team to express their own investment views. While sub-advisors will be responsible for picking individual securities according to the fund’s mandate, Morningstar Investment Management will leverage its expertise in asset allocation by making portfolio adjustments when needed. Consistent with our mission of creating great products that help investors reach their financial goals, we’re excited about our enhanced ability to offer a wide-range of strategies, backed by Morningstar’s research and goals-based investment expertise, at reasonable price points.

So far, clients that use our mutual fund portfolios have been enthusiastic about our ability to reduce the program fee on our turnkey asset management program and eliminate our strategist fee when we act as a model provider on third-party platforms.

We greatly value and protect our hard-earned reputation for research independence. Our mutual fund investment research is produced by our Manager Research Group. This group is separate from Morningstar Investment Management most notably in terms of personnel and reporting structure. Morningstar Investment Management has the same access to our manager research analysts and investment research as any client of our Manager Research Group. Additionally, our Manager Research Group will not do any qualitative assessment (e.g., assign an Analyst Rating — Gold, Silver, Bronze, etc.) or produce written analysis on the Morningstar Funds.  However, after three years of performance history, the funds will be eligible for the quantitatively-driven Morningstar Rating™, or star rating, which will measure each Morningstar Fund’s trailing risk-adjusted returns relative to category peers. Given the separation of the groups and our policy of not producing qualitative assessments or analysis on the Morningstar Funds, we do not believe that there exists a conflict of interest that might compromise our Manager Research Group’s independence and the integrity of its investment research.

Open Indexes Project

9.             Please discuss the Open Indexes Project. How does MORN generate revenue/benefit from these benchmarks that you create/maintain/deliver and allow institutions to use?

We launched our Open Indexes Project in November 2016 with an intent to lower the cost of equity index benchmarks and improve outcomes for all investors. Relative to the overall costs of passive investing, we continue to believe that entrenched players are offering beta indexes at costs that are much too high relative to the value they are delivering. So, we decided to give away more than 100 equity beta indexes for free to asset managers, advisors, and any other financial services firm who want to use them for benchmarking purposes.

Since its launch, we have made quick inroads within the asset management community in adoption of our indexes. This benefits us in three different ways:

1.	Enhances the Morningstar brand. There is clear alignment between the goals of the Project and Morningstar’s mission of putting investors first.
2.

Generates additional revenue. By raising the profile of our beta indexing capabilities, the Project has led to licensing opportunities for low-cost investment products, including exchange traded funds, index funds, structured products, derivative instruments (like options and futures) and institutional mandates. In these cases, we charge a license fee, which is consistent with the traditional index provider model, on competitive terms. Given the size of the market, we feel that this will be a meaningful opportunity over the long term.

3.

Strengthens our relationship with our key clients and partners. Clients using various Morningstar software products (like Morningstar Direct and Advisor Workstation) have access to complete Index data for research, benchmarking, portfolio attribution analysis, etc. While using our products, they don’t have to pay for third party index licensing fees.

We’re enthusiastic about growing this product line not only because of its attractive margin profile, but because it is the right thing to do for investors.

As of June 30, 2018, we had 84 firms globally who have signed up as clients of our Open Indexes project. In addition, we had 34 investment product clients using our strategic beta indexes, with approximately $36.9 billion in linked asset value. We offer a wide array of traditional equity, fixed-income, commodity, hedge fund, and multi-asset indexes and a family of strategic-beta indexes that draw on our independent equity, fund, and asset-allocation research.

The latter remains core to how we think about the long-term monetization of our indexes effort as it marries our index creation ability with our unique research assets through the creation of offerings such as the VanEck Vectors Morningstar Wide ETF (MOAT).

For more information about our Open Indexes Project and our index products, please visit our website.

PitchBook

10.      Can you discuss progress on the PitchBook integration, progress on margin improvement and longer-term margin targets at PitchBook?

We’re really pleased with PitchBook’s progress and overall contribution to Morningstar and continue to believe that it will be a meaningful driver of growth. We have been very careful and deliberate in how we integrate PitchBook over time to ensure we continue to develop and enhance its unique assets.  As such, we’ve ensured that PitchBook can execute against a clear product roadmap and have joint teams engaged in helping to enhance the PitchBook Platform as a standalone offering.

We have achieved notable successes in the areas where we have focused. Over the past year, we worked to improve Morningstar’s database of equity data fundamentals, adding over 700 new data points for the global stock universe, which we also integrated into the PitchBook Platform. This project included a Morningstar team enhancing the data and the PitchBook team designing a new, intuitive display in the PitchBook Platform to surface the data in a meaningful way. PitchBook and Morningstar have also combined editorial and research expertise to produce timely industry reports on newsworthy topics, like blockchain and robo-advisors, and private company reports on notable companies, like Uber and Airbnb, to bring the best of both private market and public market perspective and thought leadership to our clients. We’re also using the PitchBook Platform as a new distribution channel for Morningstar’s equity research.

We acquired PitchBook for three main reasons. First, we believed that the PitchBook Platform filled a gap in our product set. Second, we recognized that PitchBook could exhibit a high degree of operating leverage at scale. Finally, we admired the company’s leadership and culture.

All three reasons have been validated halfway through our second year of ownership. In the second quarter of 2018, we reported that PitchBook licenses grew 60.7% year over year to 18,172, which underscores how Morningstar has benefited from strong demand for private capital markets data and research. PitchBook’s revenue rose 58% compared to the prior year period. Consistent with how we run our business, we don’t disclose PitchBook’s operating margins on a standalone basis. Over time, we expect PitchBook to achieve a similar operating margin profile as the rest of Morningstar, although additional expense for the management bonus plan and intangible amortization will continue to impact operating margins over the next few years.  We will also continue to make the necessary investments to drive growth and create value.

Workplace Solutions

11.      In Q2 2018, the organic growth for Workplace Solutions, adjusting for the divestiture of HelloWallet, was +2.9%.  However, Workplace Solutions assets grew +15.8% in Q2. Why is revenue organically growing at a rate significantly below asset growth and when do you anticipate it starting to grow in line with asset growth as it has in the past?

Revenue and assets don’t always grow at the same rate given the structure of our fee schedules. Many of our asset management contracts have a tiered fee schedule in which our fees (measured as a percentage of managed assets) decline as assets exceed a specified level. This approach to pricing is fairly typical in the asset management space, and we believe that it aligns our clients’ interests with ours. These “breakpoints” only occur at certain, infrequent milestones, and we reached some of these in the second quarter.

We generally expect asset growth to outpace revenue growth in rising market environments, but the timing of breakpoints or changes to fee arrangements can cause quarter-to-quarter fluctuations in the spread between asset and revenue growth. It is possible to have quarters in which this spread is much narrower, as we have a number of plan providers that haven’t hit any breakpoints yet since they are still in the early stages of growth.

12.      What is the average asset enrollment rate across all employer plans in the Managed Retirements Accounts portfolio? One of Morningstar’s competitors (Financial Engines) has stated that its Managed Retirement Accounts have a ~13% enrollment penetration rate - is that similar for Morningstar? What initiatives is Morningstar taking to drive higher asset enrollment across its existing employer plans?

We estimate that our enrollment rate across all plans is in the range of 9% to 10%. This rate varies widely across plan providers according to the involvement of the provider in promoting managed retirement accounts to plan sponsors (employers). Some providers embrace managed retirement accounts and actively educate their plan sponsors about the benefits of participation, whereas others do little more than simply making the option available in order to remain competitive with other plan providers.

We are taking several steps to increase enrollment in managed retirement accounts. We are working with a few of our key provider clients to host digital workshops (webinars with Q&A) and to develop direct marketing materials that explain the benefits of managed retirement accounts to eligible plan participants. For other key providers, we are encouraging the use of managed retirement accounts as the plan’s QDIA (qualified default investment alternative) for plan participants who do not select other investment options. Finally, we have recently launched a service for one of our provider clients that defaults younger participants into target date funds as their QDIA, and older participants with more complex retirement needs into managed retirement accounts as their QDIA. We believe that all of these efforts can drive increased enrollment in our managed retirement accounts.

Because of the ongoing shift from defined benefit to defined contribution plans, more employees in the future will not be retiring with a guaranteed pension annuity. We expect that managed retirement accounts will gain traction because employees in defined contribution plans will need help in both accumulating and withdrawing from retirement savings in the future. The bottom line is that we believe that we already have significant distribution into the retirement plan space, and while we always look to enhance it, a focus on making our current offering even more compelling for retirement savers will likely lead to further adoption, and by extension, growth for the business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: August 10, 2018	By:	/s/ Patrick J. Maloney
Patrick J. Maloney
General Counsel